Exhibit 99.1

FINANCIAL NEWS

Investor Contact:	Media Contact:
John Kurtzweil	Bill Schnell
Chief Financial Officer	Cirrus Logic, Inc.
Cirrus Logic, Inc.	(512) 851-4084
(512) 912-3222	bill.schnell@cirrus.com
InvestorRelations@cirrus.com

Cirrus Logic Announces Receipt of $25 Million Settlement Payment

AUSTIN, Texas — June 16, 2005 — Cirrus Logic Inc. (Nasdaq: CRUS) today announced the receipt of a $25 million payment related to a settlement and release of all claims between Cirrus Logic, Fujitsu, Ltd., Amkor Technology, Inc., and Sumitomo Bakelite Co., Ltd. over the alleged failure of certain semiconductor chips sold by Cirrus Logic to Fujitsu. On April 28, 2005, Cirrus Logic announced that a settlement had been reached that would result in a payment to Cirrus Logic in the amount of $25 million. The parties have since finalized settlement documents and filed requests to dismiss all pending claims between these parties.

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog-rich mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog mixed-signal patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment and industrial applications. The company operates from headquarters in Austin, Texas, with offices in Colorado, Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.

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